UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 6, 2012 (the "Closing Date"), City Park Mezzanine Lending, LLC ("Mezzanine Lender"), a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), made a mezzanine loan of up to $10,000,000 (the "Mezzanine Loan") to Oxford City Park Development LLC, a Georgia limited liability company ("Borrower"), in connection with Borrower's plans to construct a 284-unit multifamily community in Charlotte, North Carolina as part of a master plan to redevelop the former Charlotte Coliseum site (the "Property"). Approximately $5,070,511 of the Mezzanine Loan was funded by Mezzanine Lender to Borrower on the Closing Date and the balance of the Mezzanine Loan is expected to be drawn by the Borrower over approximately the next seven months. Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximately 99.99% interest in, PAC-OP.

In connection with the closing of the Mezzanine Loan, the Mezzanine Lender received a loan fee of 2% of the amount of the Mezzanine Loan funded on the Closing Date, or approximately $104,430. In addition, the Company paid a fee of approximately $50,715, or 1.0% of the amount of the Mezzanine Loan funded on the Closing Date, to Preferred Apartment Advisors, LLC, the Company’s manager (the "Manager"), as an "acquisition fee" in accordance with the terms of the management agreement between the Company, PAC-OP and the Manager (the "Management Agreement"). As the Mezzanine Loan is drawn by the Borrower, the Mezzanine Lender will receive a loan fee of 2% of the amount funded to the Borrower and the Company will pay to the Manager a fee of 1% of the amount funded to the Borrower as an "acquisition fee" in accordance with the terms of the Management Agreement.

The Mezzanine Loan matures on September 5, 2017, with no option to extend and bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $18.6 million that is held by an unrelated third party. The Mezzanine Loan is secured by a pledge of 100% of the membership interests in the Borrower. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to Mezzanine Lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Mezzanine Lender and the senior lender. Prepayment of the Mezzanine Loan is permitted in whole, but not in part, without Mezzanine Lender consent.

Under the terms of a Purchase Option Agreement entered into on the Closing Date in connection with the closing of the Mezzanine Loan, Mezzanine Lender has an exclusive option (but not an obligation) to purchase the Property between and including November 1, 2015 and March 31, 2016 for a pre-negotiated purchase price of $30,945,845. If the Property is sold to, or refinanced by, a third party at any time, or is paid off at any time, Mezzanine Lender will be entitled to an exit fee to increase the aggregate interest paid on the Mezzanine Loan to 14.0% per annum (the "Exit Fee"), provided, however, that such Exit Fee shall not be required to be paid if

Mezzanine Lender or a wholly owned direct or indirect subsidiary of Mezzanine Lender acquires the Property.

The foregoing description of the Mezzanine Loan is qualified in its entirety by reference to the Note, the Mezzanine Loan Agreement and the Purchase Option Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Note in the amount of $10,000,000 dated as of September 6, 2012 issued by Oxford City Park Development LLC to City Park Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of September 6, 2012 among Oxford City Park Development LLC and City Park Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of September 6, 2012 between Oxford City Park Development LLC and City Park Mezzanine Lending, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: September 11, 2012	By:	/s/ John A. Williams
John A. Williams
Chief Executive Officer

EXHIBIT INDEX

10.1	Note in the amount of $10,000,000 dated as of September 6, 2012 issued by Oxford City Park Development LLC to City Park Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of September 6, 2012 among Oxford City Park Development LLC and City Park Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of September 6, 2012 between Oxford City Park Development LLC and City Park Mezzanine Lending, LLC